Exhibit 21.1

SUBSIDIARIES OF PACIPIC NEXUS INTELLITECH GROUP

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
MENG XUN MACHINERY (HONG KONG) LIMITED	Hong Kong	March 25, 2015	100%
BOLE VENTURES LIMITED	British Virgin Islands	July 9, 2025	100%